Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-159470) pertaining to the L. B. Foster Company Savings Plan for Bargaining Unit Employees of our report dated June 29, 2011, with respect to the financial statements and schedule of the L. B. Foster Company Savings Plan for Bargaining Unit Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 29, 2011